Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Post-Effective Amendment No. 2 to the Registration Statement of MamaMancini’s Holdings, Inc. (the “Company”) on Form S-1 to be filed on June 8, 2021, of our report dated April 23, 2021 with respect to our audits of the financial statements of MamaMancini’s Holdings, Inc. as of January 31, 2021 and 2020, and for the years then ended, which report was included in the Annual Report on Form 10-K filed on April 21, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Rosenberg Rich Baker Berman, P.A.
Rosenberg Rich Baker Berman, P.A.
Somerset, New Jersey
June 8, 2021